Exhibit 10.1

SEPARATION AND RELEASE OF CLAIMS AGREEMENT

THIS SEPARATION AND RELEASE OF CLAIMS (“Agreement”) is made between SUZANNE VERRILL (“Verrill”) and BRANDPARTNERS GROUP, INC. and all of its subsidiaries and affiliated companies (collectively hereafter “Brand” or “the Company”) and shall become effective on the Effective Date as set forth herein.

RECITALS

WHEREAS, Verrill has been employed by Brand as Chief Financial Officer pursuant to an Employment Agreement, dated as of June 30, 2005 (the “Employment Agreement”), and the parties hereto desire to end that relationship, and to settle, fully, finally and amicably, all claims against each other, including, but not limited to, any claims related to the employment of Verrill and the termination of that employment and the Employment Agreement.

NOW, THEREFORE, in order to provide said benefits and in consideration of the mutual promises, covenants and representations set forth below and other good and valuable consideration, the parties agree as follows:

1.	Relinquishment of Positions/Employment

Pursuant to this Agreement, Verrill agrees to resign, effective as of March 1, 2007, her position as Chief Financial Officer of the Company and any other position she holds as an officer or employee from any subsidiary or affiliated company (“Resignation Date”).

2.	Payment of Good and Valuable Consideration

a. On the next prescribed payment date of the Company following her Resignation Date, Verrill shall be paid her final paycheck in the amount of $14,296.92, which constitutes her regular pay as an employee through March 1, 2007. Payments under this paragraph shall be less applicable taxes.

b. Pursuant to the terms of her Employment Agreement that is to be terminated per the terms of this Agreement, Verrill will receive the sum of six (6) months compensation as severance payments (the “Severance”). The Severance will be payable over a period of six (6) months in accordance with the Company’s regular payroll practices with applicable withholding.

c. The Company will also pay on behalf of Verrill the cost of COBRA payments (based on the applicable percentage previously paid by Company on behalf of Verrill for health insurance while an employee) for a period of up to twelve (12) months after her Resignation Date. Verrill agrees that should she become eligible for health insurance through a new employer (“New Plan”) during the twelve (12) month period, that she will promptly notify the Company and the Company’s obligation to make COBRA payments will end with Verrill’s eligibility to participate under the New Plan.

d. Verrill shall not be prevented from exercising any vested options granted to her pursuant to the Company’s stock option plans subsequent to the Resignation Date.

3.	Indemnification Against Claims

Except in cases of fraud or gross negligence, Brand agrees to indemnify and hold Verrill harmless from any liability, claims, demands, costs, expenses and attorneys’ fees incurred by her as a result of any actions against her in the course of her employment as an executive officer to the extent other executive officers would be so indemnified pursuant to applicable law.

4.	Non-Disclosure of Trade Secrets and Confidential Information

Verrill understands and agrees that in the course of employment with Brand she has acquired confidential information and trade secrets concerning the operations of Brand and its future plans and methods of doing business, which information Verrill understands and agrees would be damaging to Brand if disclosed to a competitor or made available to any other person or corporations. Verrill understands and agrees that such information either has been developed by her or divulged to her in confidence, and she understands and agrees that she will keep all such information secret and confidential unless she is required to disclose same as a result of a lawful subpoena or court order at which time Verrill will immediately notify the Company prior to releasing any information. Furthermore, Verrill agrees that on or before the Effective Date of this Agreement, she will turn over to Brand all Company confidential files, records, and other documents. In addition, Verrill will return all property in her possession owned by Brand.

5.	Non-Solicitation

Verrill further agrees that she will not solicit or participate or assist in any way in the solicitation of any person in management, professional or technical positions at Brand for employment by any other company. However, Verrill will not violate this provision if said employee pursues a position with Verrill’s future employer without any encouragement or involvement direct or indirect of Verrill.

6.	No Other Claims

Verrill represents and warrants that she has not filed against Brand or any of its representatives, any claim, complaint, charge or suit, with any federal, state or other agency, court, board, office or other forum or entity, including without limitation, any application for workers compensation benefits.

7.	General Release

a. As a material inducement to Brand to enter into this Agreement, Verrill, on behalf of herself and her heirs, executors, administrators, successors and assigns, does hereby irrevocably and unconditionally release, acquit and forever discharge Brand, and its divisions, subsidiaries, affiliates and all owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, and attorneys, acting by, through, under or in concert with Brand or any parent, subsidiary or related entity, from any and all charges, complaints, grievances, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred), of any nature whatsoever, known or unknown, suspected or unsuspected, joint or several, which Verrill has had or may hereafter claim to have had, against Brand by reason of any matter, act, omission, cause or event whatever from the beginning of time to the Resignation Date (“Claims”); other than those obligations set forth in this Agreement.

This release and waiver of Claims specifically includes, but without limiting the foregoing general terms, the following: (1) all Claims arising from or relating in any way to any act or failure to act by any employee of Brand, (2) all Claims arising from or relating in any way to the employment relationship of Verrill with Brand and/or the termination thereof, including any claims which have been asserted or could have been asserted against Brand, together with (3) any and all Claims which might have been asserted by Verrill in any suit, claim, or charge, for or on account of any matter or things whatsoever that has occurred up to and including the date of this Agreement, under any and all laws, statutes, orders, regulations, or any other claim of right(s), including without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967 (“ADEA”) (as set forth more fully in Section 22 of this Agreement), the Labor Code of the State of New Hampshire or any Claim in contract or tort.

b. As a material inducement to Verrill to enter into this Agreement, except in cases of fraud, gross negligence or criminal actions, Brand, and its divisions, subsidiaries, affiliates and all predecessors, successors, assigns and agents do hereby irrevocably and unconditionally release, acquit and forever discharge Verrill, from any and all charges, complaints, grievances, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred), of any nature whatsoever, known or unknown, suspected or unsuspected, joint or several, which Brand has had or may hereafter claim to have had, against Verrill by reason of any matter, act, omission, cause or event whatever from the beginning of time to the Resignation Date (“Claims”); other than those obligations set forth in this Agreement.

8.	Release of Unknown or Unsuspected Claims

For the purpose of implementing a full and complete release and discharge of the parties hereto, Verrill expressly acknowledges that this Agreement, except in instances of fraud, gross negligence or criminal conduct, is intended to include in its effect, without limitation, all Claims which the parties have against one another but do not know or suspect to exist in their favor at the time of execution hereof, which if known or suspected by them would materially affect their decision to execute this release.

9.	Future Audits, Litigation or Anticipated Litigation

Verrill agrees that she shall make herself reasonably available to the Company and its counsel to assist in, cooperate with any Audits of the Company by any taxing authorities as well as cooperate or otherwise testify in connection with any litigation where her participation or assistance is needed or required by law.

10.	Nondisparagement

Verrill agrees that she will not disparage Brand, and its officers, directors or employees. Brand’s officers and directors agree that they will not disparage Verrill.

11.	Liquidated Damages and Other Relief

Verrill agrees that Brand would be irreparably harmed by any violation of paragraphs 4, 5, 9 and 10 of this Agreement and that, therefore, Brand shall be entitled to liquidated damages of Fifty Thousand Dollars ($50,000.00) and to an injunction prohibiting her from any violation of paragraphs 4, 5 9 and 10 of this Agreement.

Verrill agrees that any dispute, controversy or claim between the parties arising out of or relating to this Agreement, or any breach or asserted breach thereof, shall be determined and settled by arbitration in accordance with the rules for dispute resolution of the American Arbitration Association in effect at the time the arbitration commences. The prevailing party in such arbitration shall be entitled to its reasonable costs and expenses (including reasonable attorneys’ fees) in such arbitration as part of the award. Judgment on the award may be entered in any court having jurisdiction thereof, and the parties specifically reserve all rights to appeal such judgment as if it were rendered in a court-of-law. Notwithstanding the foregoing, in the event of any default by Brand in payment under this Agreement which shall remain uncured for a period of ten (10) days, on written notice of default to Brand, Verrill shall have the right to enforce her claims in a court of competent jurisdiction for payments under the Agreement giving credit to amounts previously received under the Agreement.

12.	Press Release and/or Disclosure Reports

Verrill recognizes that the Company is required to file a form 8-K with the United States Securities and Exchange Commission in connection with the cessation of her employment and consents to the filing of same.

In the event the Company deems the issuance of a press release necessary to comply with applicable securities laws, Verrill will be provided a copy of the proposed press release to review and to consent to.

Verrill will not unreasonably withhold her consent to the filing or issuance of either the Form 8-K or Press Release.

13.	Binding Agreement

This Agreement shall be binding upon Verrill and Brand and their respective heirs, administrators, representatives, executors, successors and assigns and shall inure to the benefit of the parties hereto and their representatives, and each of them, and to their heirs, administrators, representatives, executors, successors and assigns.

14.	Attorney’s Fees

Each party hereto will bear its own costs and attorneys’ fees incurred in achieving the settlement and release of this matter. If a party commences an action against the other to enforce or interpret the terms of this Agreement, or to obtain a declaration of rights under this Agreement, the prevailing party shall be entitled to all reasonable attorneys’ fees, costs and expenses incurred in such action or any appeal or enforcement of such action.

15.	Non-Reliance

Other than as expressly set forth in this Agreement, Verrill and Brand represent and acknowledge that in executing this Agreement they did not rely upon and they have not relied upon any representation nor statement made by any of the parties hereto or by any of their agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

16.	Agreement Obligates, Extends and Inures

The provisions of this Agreement shall be deemed to obligate, extend and inure to the benefit of the legal successors, assigns, transferees, grantees, heirs, shareholders, officers and directors of each signatory party hereto, and to those who may assume any or all of the above-described capacities subsequent to the execution and Resignation Date of this Agreement.

17.	Non-Admission of Liability

This Agreement shall not in any way be construed as an admission by Brand that it has acted in any manner in violation of the common law or in violation of any federal, state or local statute or regulation.

18.	Method of Execution

This Agreement may be executed in counterparts and each counterpart shall be deemed a duplicate original.

19.	Applicable Law

This Agreement is deemed to have been made and entered into in the State of New Hampshire and shall in all respects be interpreted, enforced and governed under the laws of said State. The language of all parts of this Agreement shall in all causes be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. It is agreed that Brand has the option to commence any proceeding in the state of New Hampshire or any other jurisdiction in which Verrill resides.

20.	Severability

The provisions of this Agreement are severable, and should any provision of this Agreement be declared or be determined by any arbitrator or court to be illegal or invalid, any such provision shall be stricken, and the validity of the remaining parts, terms or provisions shall not be affected.

21.	Entire Agreement

This Agreement sets forth the entire agreement between the parties and fully supersedes any and all prior agreements or understandings between the parties pertaining to the same subject matter, further, this Agreement may not be changed except by explicit written agreement by the parties hereto.

22. Older Worker Benefits Protection Act

As set forth in Section 7 of this Agreement, Verrill further acknowledges that she is waiving and releasing any rights she may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Verrill agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Verrill acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Verrill was already entitled. Verrill further acknowledges that she has been advised by this writing that: (a) she should consult with an attorney prior to executing this Agreement; (b) she has twenty-one (21) days within which to consider this Agreement; (c) she has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Verrill from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. In the event Verrill signs this Agreement and returns it to the Company in less than the 21-day period identified above, Verrill hereby acknowledges that she has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

VERRILL STATES THAT SHE HAS CAREFULLY READ THE FOREGOING AGREEMENT, HAS BEEN ENCOURAGED TO AND HAS HAD THE OPPORTUNITY TO CONSULT WITH HER OWN INDEPENDENT ATTORNEY, KNOWS AND UNDERSTANDS ITS CONTENTS, AND VOLUNTARILY EXECUTES THIS AGREEMENT.

SIGNATURES

Date: _____________________________	___________________________ Suzanne Verrill
Date: _____________________________	BrandPartners Group, Inc ___________________________ James F. Brooks Chief Executive Officer and President